Exhibit 99.1

DREAMWORKS ANIMATION REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - July 31, 2012 - DreamWorks Animation SKG, Inc. (NASDAQ: DWA) today announced financial results for its second quarter ended June 30, 2012. For the quarter, the Company reported total revenue of $162.8 million and net income of $12.8 million, or $0.15 per share on a fully diluted basis.

“DreamWorks Animation's second quarter of 2012 was driven primarily by the box office performance of Madagascar 3: Europe's Most Wanted, the seventh highest-grossing film of the year,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “The third and biggest film in our blockbuster Madagascar franchise has surpassed $500 million at the worldwide box office to date, with a large number of key international territories yet to come.”

Madagascar 3: Europe's Most Wanted contributed approximately $54.8 million of revenue to the quarter, driven primarily by its performance at the worldwide box office. The film was released on June 8, 2012 and has grossed approximately $210 million at the domestic box office and $293 million at the international box office to date.

Puss In Boots contributed $22.8 million of revenue to the quarter, driven primarily by home entertainment. The film reached an estimated 5.2 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Kung Fu Panda 2 contributed $46.4 million of revenue to the quarter, driven primarily by domestic pay television. The film reached an estimated 5.7 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Megamind contributed $1.4 million of revenue to the quarter, driven primarily by home entertainment. The film reached an estimated 5.5 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Library, which now includes Shrek Forever After, contributed approximately $27.4 million of revenue to the quarter. All Other items, including non-feature film businesses, contributed $10.0 million of revenue to the quarter, of which Shrek The Musical in London was the single largest contributor.

Costs of revenue for the quarter equaled $114.2 million. Selling, general and administrative expenses totaled $30.8 million, including approximately $5.2 million of stock-based compensation expense.

The Company's income tax expense for the second quarter was $5.9 million. Its combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 30% for the second quarter.

DreamWorks Animation's third quarter results are expected to be driven primarily by the continued theatrical performance of Madagascar 3: Europe's Most Wanted. Television revenue for Puss In Boots is also expected to contribute to the Company's third quarter results.

Items related to the earnings press release for the second quarter of 2012 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, July 31, 2012, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, July 31, 2012. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 251569 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 24 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. The Company's theatrical releases for the current year are Madagascar 3: Europe's Most Wanted on June 8, 2012 and Rise of the Guardians on November 21, 2012.

Contact:
DreamWorks Animation Investor Relations
(818) 695-3900
ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2012	December 31, 2011
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$81,176	$116,093
Trade accounts receivable, net of allowance for doubtful accounts	69,977	72,456
Income taxes receivable	4,471	3,960
Receivable from Paramount, net of allowance for doubtful accounts	203,869	214,647
Film and other inventory costs, net	960,505	882,646
Prepaid expenses	30,941	20,842
Other assets	12,052	13,023
Property, plant and equipment, net of accumulated depreciation and amortization	193,209	172,511
Deferred taxes, net	237,266	248,519
Goodwill	34,216	34,216
Total assets	$1,827,682	$1,778,913
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$5,557	$3,283
Accrued liabilities	112,996	105,505
Payable to former stockholder	279,804	294,397
Deferred revenue and other advances	35,333	19,032
Total liabilities	433,690	422,217
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 98,841,174 and 98,333,454 shares issued, as of June 30, 2012 and December 31, 2011, respectively	988	983
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 10,838,731 shares issued and outstanding, as of June 30, 2012 and December 31, 2011, respectively	108	108
Additional paid-in capital	1,042,938	1,023,405
Accumulated other comprehensive loss	(918)	(1,041)
Retained earnings	1,075,582	1,053,736
Less: Class A Treasury common stock, at cost, 25,369,756 and 25,139,548 shares, as of June 30, 2012 and December 31, 2011, respectively	(724,706)	(720,495)
Total stockholders’ equity	1,393,992	1,356,696
Total liabilities and stockholders’ equity	$1,827,682	$1,778,913

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenues	$162,803	$218,255	$298,887	$326,292
Costs of revenues	114,247	141,311	210,747	213,338
Gross profit	48,556	76,944	88,140	112,954
Product development	1,340	255	2,474	423
Selling, general and administrative expenses	30,816	29,554	58,281	59,683
Operating income	16,400	47,135	27,385	52,848
Interest income, net	616	44	1,184	260
Other income, net	1,326	2,060	3,842	4,060
Decrease in income tax benefit payable to former stockholder	283	175	392	4,764
Income before income taxes	18,625	49,414	32,803	61,932
Provision for income taxes	5,853	15,341	10,957	19,065
Net income	$12,772	$34,073	$21,846	$42,867
Basic net income per share	$0.15	$0.41	$0.26	$0.51
Diluted net income per share	$0.15	$0.40	$0.26	$0.51
Shares used in computing net income per share
Basic	84,125	83,384	84,031	83,759
Diluted	84,893	84,565	84,807	84,854

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
	(in thousands)
Operating activities
Net income	$21,846	$42,867
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and write-off of film and other inventory costs	176,990	172,568
Stock-based compensation expense	10,515	15,546
Depreciation and amortization	2,054	1,689
Revenue earned against deferred revenue and other advances	(32,544)	(49,360)
Deferred taxes, net	11,253	26,702
Changes in operating assets and liabilities:
Trade accounts receivable	3,571	15,524
Receivable from Paramount	10,790	12,449
Film and other inventory costs	(233,496)	(233,897)
Prepaid expenses and other assets	(10,749)	(1,374)
Accounts payable and accrued liabilities	4,805	(35,455)
Payable to former stockholder	(14,593)	(32,665)
Income taxes payable/receivable, net	(276)	(8,739)
Deferred revenue and other advances	58,501	71,166
Net cash provided by (used in) operating activities	8,667	(2,979)
Investing activities
Purchases of non-marketable securities	(150)	—
Purchases of property, plant and equipment	(39,348)	(21,347)
Net cash used in investing activities	(39,498)	(21,347)
Financing activities
Deferred financing costs	—	(338)
Purchase of treasury stock	(4,165)	(25,660)
Net cash used in financing activities	(4,165)	(25,998)
Effect of exchange rate changes on cash and cash equivalents	79	(331)
Decrease in cash and cash equivalents	(34,917)	(50,655)
Cash and cash equivalents at beginning of period	116,093	163,819
Cash and cash equivalents at end of period	$81,176	$113,164
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$610	$1,384
Cash paid during the period for interest, net of amounts capitalized	$395	$290